Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200

Financial Contact: Debra Wasser, SVP of IR and Corp. Comm. 516-677-0200 x 1472

Trade Media Contact: Fran Brennen, Senior Director, Marcom, 516-677-0200 x1222

VEECO REPORTS THIRD QUARTER AND NINE MONTH 2005 RESULTS

Woodbury, NY, October 24, 2005 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter and nine months ended September 30, 2005. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain charges.

Third Quarter 2005 Highlights

•                  Revenues were $100.1 million, up 3% from $97.4 million in the third quarter of 2004, and in line with Veeco’s guidance of $95-105 million. Revenues were down 3% sequentially from the second quarter.

•                  Net income was $1.6 million, or $0.05 per share, while earnings excluding certain charges were $0.14 per diluted share, at or above Veeco’s guidance for earnings per share to be between ($0.02) and $0.05 per diluted share on a GAAP basis and between $0.08 and $0.13 per share, excluding certain charges.

•                  Veeco’s gross margins were 44.2%, slightly above the Company’s previously announced gross margin improvement plan, and above prior year of 36.4% and prior quarter of 42.0%.

•                  Bookings were $84.6 million, up 6% versus the prior year third quarter but down 29% from $118.6 million in the second quarter of 2005. Bookings were below Veeco’s guidance of $95-105 million.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased that Veeco’s third quarter profitability improved significantly, consistent with our previously announced 2005 gross margin and EBITA improvement initiative. This was our

-more-

fourth consecutive quarter of gross margin improvements of two percentage points per quarter and EBITA has improved every quarter this year. Veeco’s third quarter gross margins improved to 44.2%, up about eight percentage points from last year and two percentage points higher than last quarter.”

“Our third quarter EBITA was $8.3 million, up 36% sequentially and significantly higher than the $0.8 million reported last year,” Mr. Braun continued. “For the nine month period, Veeco’s EBITA is up 62% on a 3% increase in revenue. Also noteable in the quarter was a 20% sequential increase in Metrology revenue to $50.7 million, at a 53% gross margin, the result of increases in Auto AFM, Research AFM and Optical products.”

“We had forecasted that third quarter bookings would be weak following a very strong second quarter, but orders were about 10% lower than we had anticipated. We expect improved fourth quarter orders, currently forecasted to be between $90-100 million. We remain focused on our long-term profit improvement and cost reduction initiatives, and are reducing our headcount by approximately 5% in the fourth quarter, with many actions having already been taken.”

Third Quarter 2005 Results

Veeco’s revenues for the third quarter of 2005 were $100.1 million compared to third quarter 2004 revenues of $97.4 million.  In the third quarter of 2005 Process Equipment revenues were $49.4 million and Metrology revenues were $50.7 million.  Within the Process Equipment revenues, Ion Beam and Mechanical Systems revenues were $39.4 million and Epitaxial revenues were $10.0 million.  Veeco’s third quarter 2005 revenues by market were 50% data storage, 12% semiconductor, 10% LED/Wireless and 28% scientific research. Third quarter data storage revenues of $50.1 million were at a record level. Revenues by region were 37% U.S., 35% Asia Pacific, 16% Europe and 12% Japan.

Veeco’s orders for the third quarter of 2005 were $84.6 million compared to $79.5 million last year.  Process Equipment orders were $47.2 million and Metrology orders were $37.4 million.  Within the Process Equipment bookings, Ion Beam and Mechanical Systems bookings were $34.5 million and Epitaxial bookings were $12.7 million. Veeco’s third quarter 2005 orders by market were 40% data storage, 13% semiconductor, 17% LED/wireless and

30% scientific research. Orders by region were 36% U.S., 22% Asia Pacific, 22% Europe and 20% Japan. The Company’s third quarter book-to-bill ratio was 0.84 to 1.0.

Veeco’s third quarter 2005 operating income was $4.2 million, compared with an operating loss of $3.5 million in the third quarter of 2004.  Veeco’s third quarter 2005 earnings before interest, taxes and amortization (EBITA) was $8.3 million compared to $0.8 million in the third quarter of 2004.  Veeco’s third quarter 2005 net income was $1.6 million, or $0.05 per diluted share, compared to a net loss of $2.2 million, or ($0.07) per share, in the third quarter of 2004.  Excluding certain charges, third quarter 2005 earnings were $0.14 per diluted share compared to a loss per diluted share of ($0.02) a year ago.

First Nine Month 2005 Results

Veeco’s revenues for the first nine months of 2005 were $297.3 million compared to $287.5 million last year.  Nine-month Process Equipment revenues were $160.9 million and Metrology revenues were $136.4 million.  Within the Process Equipment revenues, Ion Beam and Mechanical Systems revenues were $113.8 million and Epitaxial revenues were $47.1 million. Veeco’s nine month 2005 revenues by market were 41% data storage, 16% semiconductor, 15% LED/Wireless and 28% scientific research. Revenues by region were 33% U.S., 31% Asia Pacific, 20% Europe and 16% Japan.

Veeco’s orders for the first nine months of 2005 were $302.0 million compared to $321.3 million last year.  Process Equipment’s orders in the first nine months were $171.0 million and Metrology was $131.0 million. Within the Process Equipment nine-month bookings, Ion Beam and Mechanical Systems bookings were $132.3 million and Epitaxial bookings were $38.7 million. Veeco’s nine month 2005 orders by market were 46% data storage, 15% semiconductor, 14% LED/wireless and 25% scientific research. Orders by region were 33% U.S., 32% Asia, 17% Europe and 18% Japan. The Company’s book-to-bill ratio for the first nine months of 2005 was 1.02 to 1.0.

Veeco’s operating income for the first nine months of 2005 was $4.4 million compared with an operating loss of $4.9 million in the first nine months of last year.  Veeco’s nine month 2005 EBITA was $16.9 million compared to $10.5 million in the first nine months of 2004.

Veeco’s nine month 2005 net loss was $3.6 million, or ($0.12) per share, compared to a net loss of $6.5 million, or ($0.22) per share in the first nine months of 2004.  Excluding certain charges, earnings were $0.24 per diluted share in the first nine months of 2005 compared to $0.09 per diluted share a year ago.

Commentary and Outlook

Mr. Braun commented, “Veeco is clearly seeing the benefit of improved gross margins and revenue growth in our Ion Beam and Metrology business segments. We have experienced significant revenue increases in the 2005 nine month period in data storage (up 31%) and semiconductor (up 19%), which were offset by a 37% decline in LED/Wireless, which appears to have bottomed. Veeco’s data storage order growth, which is up 54% for the nine-month period, reflects continued market penetration of small format hard drives as embedded high-density storage in emerging consumer applications (PVR, DVR set-top boxes, information appliances, video iPods, photo printers, high-end digital cameras and cell phones).  Industry unit growth of these consumer devices is forecasted to be 60% this year and consumer electronics will represent about 18% of total hard drive shipments.  Within Veeco, capacity and technology equipment buys are benefiting our broad line of ion beam, lapping, precision saws and metrology products.”

Veeco currently expects that fourth quarter revenues will be between $100-105 million.  Veeco’s earnings per share are currently forecasted to be between $0.03 and $0.09 per share on a GAAP basis and between $0.13 and $0.17 per share, excluding amortization of $4.0 million and a $1.0 million charge for severance, using a 35% tax rate. Veeco’s fourth quarter orders are currently expected to be in the range of $90-100 million.

Mr. Braun added, “We maintain our view that 2005 will be a relatively flat revenue year with significantly improved profitability compared to 2004.  We look forward to 2006 growth driven by new Veeco product introductions in Ion Beam, Epitaxial and Metrology; addressing market growth opportunities in data storage, LED/wireless, semiconductor and scientific research.”

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, October 24, at 10 am ET to review these third quarter results.  You may listen to the call live at 800-231-9012 or through an audio webcast on the IR page of http://www.veeco.com/. A powerpoint presentation has been prepared in conjunction with the webcast, which can also be found on the website. This call will be archived for future reference.  A replay of the conference call will be available this afternoon through October 31, 2005 at 888-203-1112 or 719-457-0820 (code 9480844) or on the Veeco Web site.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance or disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

-Financial Tables Attached-

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$100,078	$97,367	$297,343	$287,476
Cost of sales	55,816	61,913	172,123	174,309
Gross profit	44,262	35,454	125,220	113,167

Costs and expenses:
Selling, general and administrative expense	21,210	19,590	62,816	61,166
Research and development expense	14,388	14,900	45,075	43,516
Amortization expense	4,038	4,336	12,554	13,807
Other expense (income), net	413	170	385	(471)

Operating income (loss)	4,213	(3,542)	4,390	(4,851)

Interest expense, net	1,815	1,793	5,920	6,231

Income (loss) from operations, before income taxes	2,398	(5,335)	(1,530)	(11,082)

Income tax expense (benefit)	832	(3,162)	2,055	(4,542)

Net income (loss)	$1,566	$(2,173)	$(3,585)	$(6,540)

Net income (loss) per diluted common share	$0.05	$(0.07)	$(0.12)	$(0.22)

Weighted average shares outstanding	29,965	29,670	29,894	29,629
Diluted weighted average shares outstanding	30,360	29,670	29,894	29,629

Veeco Instruments Inc.

Reconciliation of operating income (loss) to earnings (loss) excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Operating income (loss)	$4,213	$(3,542)	$4,390	$(4,851)

Adjustments:

Amortization expense	4,038	4,336	12,554	13,807

Purchase accounting adjustments	—	—	—	1,498	(1)

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	8,251	794	16,944	10,454

Interest expense, net	1,815	1,793	5,920	6,231

Earnings (loss) excluding certain charges before income taxes	6,436	(999)	11,024	4,223

Income tax provision (benefit) at 35%	2,253	(350)	3,858	1,478

Earnings (loss) excluding certain charges	$4,183	$(649)	$7,166	$2,745

Earnings (loss) excluding certain charges per diluted share	$0.14	$(0.02)	$0.24	$0.09

Diluted weighted average shares outstanding	30,360	29,670	30,106	30,154

(1) The $1.5 million in purchase accounting adjustments for the nine months ended September 30, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$111,703	$100,276
Accounts receivable, net	86,249	85,914
Inventories	99,465	110,643
Prepaid expenses and other current assets	7,347	9,039
Deferred income taxes	3,074	3,096
Total current assets	307,838	308,968

Property, plant and equipment, net	70,377	73,513
Goodwill	97,610	94,645
Long-term investments	3,611	3,541
Other assets, net	86,659	96,246
Total assets	$566,095	$576,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,922	$25,476
Accrued expenses	48,363	63,438
Deferred profit	2,609	1,196
Current portion of long-term debt	370	354
Income taxes payable	1,745	1,702
Total current liabilities	86,009	92,166

Long-term debt	229,301	229,581
Other non-current liabilities	4,346	2,814
Total non-current liabilities	233,647	232,395

Shareholders’ equity	246,439	252,352
Total liabilities and shareholders’ equity	$566,095	$576,913